Exhibit 2

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 16, 2014, between Mark Lawrence, a individual (the “Seller”), and Stavros Vizirgianakis, an individual (the “Purchaser”).

WHEREAS, the Seller owns Sixty Nine Thousand Five Hundred and Nine (69,509) issued and outstanding shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of Misonix Corporation, a New York corporation (the “Company”); and

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

DEFINITIONS

Certain Defined Terms. For purposes of this Agreement:

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Agreement”	Preamble
“Common Stock”	Recitals
“Company”	Recitals
“Purchaser”	Preamble
“Purchase Price”	2.02
“Seller”	Preamble
“Shares”	Recitals

Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

references to a person are also to its successors and permitted assigns; and

the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

PURCHASE AND SALE

Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, concurrent with the execution and delivery of this Agreement, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, the Shares, and the Purchaser shall purchase the Shares.

Purchase Price. The purchase price for the Shares shall be Three Hundred Ninety Six Thousand Two Hundred and One Dollars and Thirty Cents ($396,201.30) (the “Purchase Price”). The Purchaser shall deduct from the Purchase Price any amounts required to be withheld or deducted under applicable Tax Law. Any amounts so deducted shall be remitted by the Purchaser to the appropriate Governmental Authority on a timely basis.

Closing Deliveries by the Seller. At the closing, the Seller shall deliver or cause to be delivered to the Purchaser:

a broker’s notice evidencing transfer of the Shares in electronic form to a brokerage account designated by Purchaser; and

a receipt for the Purchase Price;

Closing Deliveries by the Purchaser. At the closing, the Purchaser shall deliver to the Seller the Purchase Price in immediately available funds.

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows:

Organization, Authority and Qualification of the Seller. The Seller is an individual and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

No Conflict. The execution, delivery and performance of this Agreement by the Seller does not and will not (a) conflict with or violate any Law or Governmental Order applicable to the Seller, or (b) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the Shares pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party or by which any of the Shares or any of such assets or properties is bound or affected.

Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Seller does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority,

Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

Organization and Authority of the Purchaser. The Purchaser is an individual and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.

No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party does not and will not (a) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (b) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except as required by United States securities laws.

Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Seller in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

GENERAL PROVISIONS

Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser.

Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, including any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MARK LAWRENCE

By:	/s/ Mark Lawrence

STAVROS VIZIRGIANAKIS

By:	/s/ Stavros Vizirgianakis